Exhibit 99.1

KalVista Pharmaceuticals Provides Operational Update and Reports Fiscal

Fourth Quarter and Full Year Financial Results

– Oral Plasma Kallikrein Inhibitor Portfolio for Treatment of Hereditary Angioedema Continues to Advance –

– Intravitreal Diabetic Macular Edema Phase 2 On Track to Initiate in 2017 –

Cambridge, MA, USA and Porton Down, UK., July 27, 2017 – KalVista Pharmaceuticals, Inc. (NASDAQ: KALV), a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors, today provided an operational update and released financial results for the fiscal fourth quarter and full year ended April 30, 2017.

“KalVista has been making substantial advances with our portfolio of oral small molecule plasma kallikrein inhibitors for treatment of hereditary angioedema (HAE), and our intravitreal program in diabetic macular edema (DME),” said Andrew Crockett, Chief Executive Officer of KalVista. “The first HAE program in the portfolio, KVD818, is nearing the end of its first-in-human study and we continue to progress the next candidate, KVD900, to the clinic. Our scientific team plans to bring at least one additional HAE program to the clinic in 2018 as we continue to evaluate all of these molecules with the goal of providing a best-in-class oral therapy for patients. We are also making preparations to initiate the Phase 2 proof-of-concept trial for our intravitreal DME program, KVD001, later this year.”

Fiscal 2017 Business Highlights:

•	Closed merger with Carbylan Therapeutics, Inc. on November 21, 2016, becoming listed on NASDAQ under the ticker symbol “KALV”.

•	Built out executive team with key hires Benjamin L. Palleiko as Chief Financial Officer, Edward P. Feener, Ph.D. as Chief Scientific Officer and Andreas Maetzel, M.D., M.Sc., Ph.D. as Senior Vice President, Medical.

HAE Portfolio:

•	KalVista continues to pursue a strategy of developing a portfolio of oral molecules and evaluating multiple candidates in the clinic to provide a best-in-class therapy for HAE patients. As part of this strategy, we will select molecules whose properties can support multiple therapies for HAE patients, such as for prophylactic as well as acute treatment.

•	KVD818: The initial clinical candidate in our HAE portfolio is nearing completion of the first-in-human study. Early data for KVD818 indicate good exposure and a good tolerability profile. We intend to evaluate final data and determine future development plans while the other molecules in the portfolio advance.

•	KVD900: Anticipated to be the next program to enter clinical testing, with regulatory filing before end of the calendar year. KVD900 represents the continual evolution of the portfolio,

with a differentiated set of properties compared to KVD818 that may support development in multiple regimens of HAE therapy.

•	A diverse and expanding portfolio containing multiple additional oral candidates is under development and will continue to be advanced as progression criteria are met. We anticipate at least one additional candidate will enter the clinic in 2018.

DME Programs:

•	KVD001: Intravitreal therapy for DME advancing into a Phase 2 trial this year. This trial is expected to evaluate DME patients who experience an inadequate response to VEGF inhibitors. This will be a sham-controlled trial, with patients receiving four injections over a period of three months. The primary efficacy endpoint will be a change in BCVA (Best Corrected Visual Acuity) which measures a patient’s ability to read a standardized chart of letters. Other endpoints will include optical computerized tomography to assess changes in retinal thickness due to edema. We expect to provide additional details when the trial commences.

•	We continue to take steps in designing an oral plasma kallikrein therapy for DME, based upon the knowledge gained through our oral HAE portfolio as well as research conducted by our Chief Scientific Officer, Dr. Edward Feener. We believe that an orally delivered therapeutic could provide significant clinical benefit to DME patients compared to the current approved DME drugs, which are all delivered via injection.

Recent and Upcoming Events:

•	Edward Feener, Ph.D., gave a talk at the International Society on Thrombosis and Haemostasis (ISTH) Congress entitled “Contact System in Diabetic Retinopathy,” on July 9, 2017 in Berlin, Germany.

•	Wedbush PacGrow Healthcare Conference on August 15, 2017 in New York, NY.

•	19th Royal Society of Chemistry Medicinal Chemistry Symposium, presenting KVD001 data on September 10, 2017 in Cambridge, United Kingdom.

•	Cambridge Healthtech Institute’s Fifth Annual Targeting Ocular Disorders Conference presentation “Plasma Kallikrein Inhibition as a VEGF-Independent Treatment for Diabetic Macular Edema,” on September 28, 2017 in Boston, MA.

Fourth Quarter and Full Year Financial Results:

•	Revenue: Revenue/Grant income was $0.1 million for the three months ended April 30, 2017, compared to $0.3 million for the same period in the prior year. Grant income was $1.5 million for the fiscal year ended April 30, 2017, compared to $2.1 million in the prior year. Revenue in both periods consisted primarily of payments under the terms of a research and development grant.

•	R&D Expenses: Research and development expenses were $3.0 million for the three months ended April 30, 2017, compared to $4.4 million for the same period in the prior year. Research and development expenses were $12.7 million for the fiscal year ended April 30, 2017, compared to $14.7 million in the prior year. The decline in R&D expense primarily reflects the completion of a trial for KVD001 that was ongoing in 2016 and lower spending on other programs, as well as the impact of a decline in the value of the British Pound on the costs of KalVista’s scientific operations in the U.K.

•	G&A Expenses: General and administrative expenses were $2.2 million for the three months ended April 30, 2017, compared to $1.0 million for the same period in the prior year. General and administrative expenses were $11.2 million for the fiscal year ended April 30, 2017, compared to $2.7 million in the prior year. This was primarily due to costs associated with the share purchase transaction completed in November 2016 and additional payroll costs and other expenses as we expanded the management team and other key positions, and incur costs associated with operations as a public company.

•	Net Loss: Net loss was $4.2 million, or $0.43 per weighted average basic and diluted share, for the three months ended April 30, 2017, compared to net loss of $4.9 million, or $9.37 per share for the same period in the prior year. Net loss was $18.6 million, or $4.47 per weighted average basic and diluted share for the fiscal year ended April 30, 2017, compared to a net loss of $11.4 million, or $26.17 per weighted average basic and diluted share in the prior year. This increase in the net loss was primarily due to costs associated with the share purchase transaction completed in November 2016 and additional payroll costs and other expenses as we expand the management team and other key positions, and incur costs associated with operations as a public company.

•	Cash Position: Cash and cash equivalents were $31.0 million as of April 30, 2017, compared to $21.8 million as of April 30, 2016.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a pharmaceuticals company focused on the discovery, development, and commercialization of small molecule protease inhibitors for diseases with significant unmet need. The initial focus is on inhibitors of plasma kallikrein, which is an important component of the body’s inflammatory response and which, in excess, can lead to increased vascular permeability, edema and inflammation. KalVista has developed a proprietary portfolio of novel, small molecule plasma kallikrein inhibitors initially targeting hereditary angioedema (HAE) and diabetic macular edema (DME). The Company has created a structurally diverse portfolio of oral plasma kallikrein inhibitors from which it plans to select multiple drug candidates to advance into clinical trials for HAE. The first candidate of this planned portfolio of programs, KVD818, is currently in a first-in-human study and additional program candidates are in preclinical development. KalVista’s most advanced program, an intravitreally administered plasma kallikrein inhibitor known as KVD001, has successfully completed its first-in-human study in patients with DME and is being prepared for Phase 2 studies in 2017.

For more information, please visit www.KalVista.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, available funding and future clinical trial timing and results. Further information on potential risk factors that could affect our business and its financial results are detailed in the definitive proxy statement filed on October 28, 2016, our most recent Quarterly Report on Form 10-Q, and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

KalVista Pharmaceuticals, Inc.

Leah Monteiro, Corporate Communications & Investor Relations

857-999-0808

lmm@KalVista.com

KalVista Pharmaceuticals Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(Unaudited)

	April 30, 2017	April 30, 2016
Assets
Current assets:
Cash and cash equivalents	$30,950	$21,764
Research and development tax credit receivable	2,250	1,883
Grants receivable	297	356
Prepaid expenses and other current assets	751	668

Total current assets	34,248	24,671

Property and equipment, net	97	74

Total assets	$34,345	$24,745

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,153	$1,135
Accrued expenses	1,865	2,114

Total current liabilities	3,018	3,249

Redeemable Convertible Preferred Stock, $0.0016 par value	—	58,608

Stockholders’ equity (deficit)
Ordinary shares, $0.0016 par value	—	3
Common stock, $0.001 par value	10	—
Additional paid-in capital	89,815	212
Accumulated deficit	(55,855)	(37,252)
Accumulated other comprehensive loss	(2,643)	(75)

Total stockholders’ equity (deficit)	31,327	(37,112)

Total liabilities and stockholders’ equity	$34,345	$24,745

KalVista Pharmaceuticals Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended April 30,		Years Ended April 30,
	2017	2016	2017	2016
Grant income	$114	$314	$1,504	$2,133
Operating expenses:
Research and development	2,996	4,414	12,666	14,661
General and administrative	2,204	986	11,177	2,653

Total operating expenses	5,200	5,400	23,843	17,314

Operating loss	(5,086)	(5,086)	(22,339)	(15,181)

Other income (expense):
Interest income	5	18	36	50
Foreign currency exchange rate gain (loss)	(140)	(508)	1,371	1,661
Other income	1,019	707	2,329	2,034

Total other income	884	217	3,736	3,745

Net loss	$(4,202)	$(4,869)	$(18,603)	$(11,436)

Net loss per share to common stockholders, basic and diluted	$(0.43)	$(9.37)	$(4.47)	$(26.17)

Weighted average common shares outstanding, basic and diluted	9,713,042	630,921	4,646,764	591,298

KalVista Pharmaceuticals Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Years Ended April 30
	2017	2016
Cash Flows from Operating Activities
Net loss	$(18,603)	$(11,436)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	40	33
Stock-based compensation	394	118
Foreign currency exchange rate gain	(1,371)	(1,661)
Changes in operating assets and liabilities:
Research and development tax credit receivable	(600)	(1,148)
Prepaid expenses and other current assets	(81)	(137)
Grants receivable	29	(475)
Accounts payable	(1,599)	374
Accrued expenses	(1,931)	1,176

Net cash used in operating activities	(23,722)	(13,156)

Cash Flows from Investing Activities
Cash acquired in transaction	34,139	—
Purchases of property and equipment	(74)	(11)
Net cash provided by (used in) investing activities	34,065	(11)

Cash Flows from Financing Activities
Proceeds from issuance of preferred stock	—	33,002
Proceeds from issuance of common stock	2	1

Net cash provided by financing activities	2	33,003

Effect of exchange rate changes on cash	(1,159)	(598)

Net increase in cash and cash equivalents	9,186	19,238

Cash and cash equivalents, beginning of year	21,764	2,526

Cash and cash equivalents, end of year	$30,950	$21,764